Exhibit 99.1

Workhorse Group Announces Board of Directors Transition

CINCINNATI, March 01, 2023 -- Workhorse Group Inc. (Nasdaq: WKHS) (“Workhorse” or “the Company”), an American technology company with a vision to pioneer the transition to zero-emission commercial vehicles, today announced that two new board nominees, Jean Botti and Brandon Torres Declet, will stand for election at the 2023 Annual Meeting of Stockholders (the “Annual Meeting”).

As part of the board’s ongoing director refreshment process, Gerald Budde, Michael Clark, Harry DeMott and Benjamin Samuels do not intend to stand for re-election at the Annual Meeting. Following the Annual Meeting, Workhorse’s board will comprise eight directors, seven of whom will be independent.

Mr. Botti brings more than three decades of global aviation and automotive leadership experience with expertise in electrification. He currently serves as Chief Executive Officer and Chief Technology Officer of VoltAero SA, an electric aircraft company. Mr. Botti previously served as Chief Innovation and Strategy Officer at Philips NV, Chief Technical Officer at Airbus Group for ten years and in various technology leadership roles in fuel cells, power train, propulsion, dynamics and thermal systems at Delphi Automotive. He began his career in roles at General Motors and Renault. Mr. Botti graduated from the National Institute of Applied Sciences with a degree in mechanical engineering. He also holds an MBA from Central Michigan University, a degree in Research and Development Management from the Massachusetts Institute of Technology, and a PhD from the National Conservatory of Arts & Trades. Mr. Botti holds 31 patents and four defensive publications.

Mr. Torres Declet is a pioneer in the drone industry with a significant operational background and more than 25 years of experience intersecting top government agencies and corporate industry in highly regulated markets. He currently serves as Chief Executive Officer and Chairman of the Board of Unusual Machines and previously served in various leadership roles including as Chief Executive Officer and Director at AgEagle Aerial Systems, a leading publicly traded commercial drone company. Mr. Torres Declet has also founded numerous successful drone businesses including Measure UAS and Measure Global, one of the largest drone service providers in North America and the leading drone operations SaaS platform, respectively. He also served as Senior Advisor to Oxford University’s Centre for Technology and Global Affairs and was appointed to the FAA’s Advanced Aviation Advisory Committee by the U.S. Secretary of Transportation. Mr. Torres Declet holds a degree in Political Science and Government from Union College, a JD from Fordham University School of Law, and an LLM from Georgetown University Law Center.

“Jean and Brandon will be strong additions to our Board of Directors, and we are confident their expertise will help drive Workhorse forward,” said Company CEO Rick Dauch. “Jean is an accomplished executive with extensive automotive and aerospace experience and is currently driving electrification innovation as CEO of VoltAero SA. Brandon has built and led pioneering drone companies and guided businesses operating in regulated markets, which will allow him to contribute significantly to our growing aerospace efforts. We look forward to benefitting from their insights as Workhorse advances its efforts to build our suite of zero-emission commercial vehicles that drive value for our customers, shareholders and other stakeholders.”

Board Chair Raymond Chess added, “The additions of Jean and Brandon underscore our ongoing efforts to enhance the board’s expertise to support our next phase of growth and capitalize on the significant market opportunity for Workhorse. On behalf of the entire board, I also want to thank Gerald, Mike, Harry, and Ben for their significant contributions to the Company.”

About Workhorse Group Inc.

Workhorse is a technology company focused on providing ground and air based electric vehicles to the last-mile delivery sector. As an American original equipment manufacturer, we design and build high-performance, battery-electric trucks and drones. Workhorse also develops cloud-based, real-time telematics performance monitoring systems that are fully integrated with our vehicles and enable fleet operators to optimize energy and route efficiency. All Workhorse vehicles are designed to make the movement of people and goods more efficient and less harmful to the environment. For additional information visit workhorse.com.

Additional Information and Where to Find It

In connection with the election of directors described above, the Company will file a proxy statement with the Securities and Exchange Commission (the “SEC”). SHAREHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT IS AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Shareholders will be able to obtain a free copy of the proxy statement when available and other relevant documents filed with the SEC from the SEC’s website at www.sec.gov, or by directing a request by mail to Workhorse Group Inc., 3600 Park 42 Drive, Suite 160E, Sharonville, Ohio 45241, or from the Company’s website at www.ir.workhorse.com.

Participants in the Solicitation

The Company and certain of its directors and officers, as well as the proposed director nominees, may, under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies from its shareholders that will occur in connection with the Company’s 2023 annual meeting. Information concerning the interests of the persons who may be considered “participants” in the solicitation is set forth in the Company’s proxy statements and its Annual Reports on Form 10-K previously filed with the SEC, and will be set forth in the proxy statement relating to the Company’s 2023 annual meeting when the proxy statement becomes available. Copies of these documents can be obtained, without charge, at the SEC’s website at www.sec.gov, or by directing a request to the Company at the address above, or at www.ir.workhorse.com.

Forward Looking Statements

This press release contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. When used in this document, the words “anticipate,” “expect,” “plan,” “believe,” “seek,” “estimate,” “will,” and “continue” and similar expressions are intended to identify forward-looking statements. These statements involve substantial risks and uncertainties. For a further description of the risks and uncertainties relating to the business of the Company in general, see the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2021. Forward-looking statements speak only as of the date hereof. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions, or circumstances on which any such statement is based, except as required by law.

Media Contact:

Aaron Palash / Greg Klassen

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449

Investor Relations Contact:

Matt Glover and Tom Colton

Gateway Investor Relations

949-574-3860

WKHS@gatewayir.com